Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and “Selected Financial Data” in the Registration Statement (Form S-1/A No. 333-00000) and related Prospectus of Graybar Electric Company, Inc., for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2008, with respect to the consolidated financial statements of Graybar Electric Company, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2007, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
September 30, 2008